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                                                                   EXHIBIT 10.42

     SUMMARY OF AN ORAL AGREEMENT BETWEEN CIMA LABS INC. AND JAMES C. HAWLEY

In July 2003, CIMA LABS INC. orally agreed with Mr. Hawley (and, under CIMA's merger agreement with Cephalon, Inc., Cephalon will honor and observe this arrangement) that, following the completion of the merger with Cephalon, CIMA will not terminate Mr. Hawley's employment for a period of 6 months, except for "cause" as defined in Mr. Hawley's employment agreement. After the 6-month period, if CIMA terminates Mr. Hawley's employment for any reason other than for "cause," Mr. Hawley will be entitled to the severance benefits provided in his employment agreement. Additionally, if, at the time of Mr. Hawley's termination, CIMA or Cephalon provides severance benefits to any of its employees that are more beneficial than the severance benefits provided to Mr. Hawley under his employment agreement (taking into account the position of the employees as compared to Mr. Hawley's position), then he will be entitled to receive the severance benefits provided to such other employees, equitably adjusted to reflect Mr. Hawley's position with CIMA.